Exhibit E
COMMERCIAL LEASE
(RESTATED)

Date:	December 18, 2007
Between:	Widmer Brothers LLC	(“Landlord”)
Portland, Oregon
And:	Widmer Brothers Brewing Company	(“Tenant”)
     Whereas Landlord and Tenant have previously entered into three individual leases for certain properties; and
     Whereas the parties desire to consolidate all leases into a single lease which will replace and terminate all existing leases effective October 1, 2007;
     Now therefore Landlord leases to Tenant and Tenant leases from Landlord the following described property (the “Premises”) on the terms and conditions stated below:
     Property #1 — Gravel parking lot legally described per Exhibit A, all in the County of Multnomah, State of Oregon
     Property #2 — Madrona Building — legally described as all of Lot 3, except the northerly 45 feet and all of Lots 4 and 5, Block 52, ALBINA, Multnomah County, Oregon
     Property #3 — Parking lot legally described as the West one-half of Lots 1 & 2 and the approximately northern 45 feet of Lot 3, Block 52, ALBINA, Multnomah County, Oregon
     All properties shall be collectively referred to as the “Property.” The maintenance and repairs provisions hereof shall apply to each parcel as applicable based upon its present or future condition.
Section 1. Occupancy
     1.1 Original Term. The term of this lease shall commence October 1, 2007 and and continue through September 30, 2017, unless sooner terminated as hereinafter provided.
     1.2 Possession. Tenant’s right to possession and obligations under the lease shall commence on October 1, 2007. This lease shall not cancel Tenant’s obligations under pre-existing leases.
     1.3 Renewal Option. If the lease is not in default when each option is exercised or when the renewal term is to commence, Tenant shall have two consecutive options to renew this lease, each for a five year term, as follows:

     (1) Each of the renewal terms shall commence on the day following expiration of the preceding term.
     (2) The option may be exercised by written notice to Landlord given not less than 150 days before the last day of the expiring term. Giving such notice shall be sufficient to make the lease binding for the renewal term without further act of the parties. Landlord and Tenant shall then be bound to take the steps required in connection with the determination of rent as specified below.
     (3) The terms and conditions of the lease for each renewal term shall be identical with the original term except for rent and except that Tenant will no longer have any option to renew this lease that has been exercised. Rent for a renewal term shall be the greater of (a) the rental during the preceding original or renewal term or (b) a reasonable fair market rental for the ensuing term based upon rental value of comparable properties in the vicinity of the property.
     (4) If the parties do not agree on the rent within 60 days after notice of election to renew, the rent shall be determined by arbitration as provided in Section 18.
Section 2. Rent
     2.1 Base Rent. Rent shall be payable on the first day of each month in advance at such place as may be designated by Landlord. The base monthly rent for all the properties as of October 1, 2007 is Three Thousand six hundred and seventy eight dollars ($3,678.00).
     2.2 Rent Adjustment.
     The base rent shall be adjusted annually beginning January 1, 2008 ( the “Adjustment Date”) in accordance with the following procedure:
A. The index to be used for this adjustment shall be the Consumer Price Index (US, all Urban Consumer, All Items, 1967 equaling a base of 100, as published by the US Department of Labor, Bureau of Labor Statistics, Washington, D.C.).
B. On each Adjustment Date, the Base Rent shall be increased (but never decreased) by a percentage equal to the percentage increase in the Index, published most recently prior to the Adjustment Date over the Index published most recently prior to the last Adjustment Date.
C. If the CPI , at any time during term of this Lease, discontinued or no longer published, then the most nearly comparable published measure of inflation, as determined by the Landlord in its sole discretion, shall be substituted for the purpose of this calculation
     2.3 Security Deposit. There is no security deposit.

     2.4 Additional Rent. All taxes, insurance costs, utility charges that Tenant is required to pay by this lease, and any other sum that Tenant is required to pay to Landlord or third parties shall be additional rent.
Section 3. Use of the Premises
     3.1 Permitted Use. The Premises shall be used for parking, storage and general business operations consistent with the prior use and for no other purpose.
     3.2 Restrictions on Use. In connection with the use of the Premises, Tenant shall:
     (1) Conform to all applicable laws and regulations of any public authority affecting the premises and the use, and correct at Tenant’s own expense any failure of compliance created through Tenant’s fault or by reason of Tenant’s
     (2) Refrain from any activity that would make it impossible to insure the Premises against casualty, would increase the insurance rate, or would prevent Landlord from taking advantage of any ruling of the Oregon Insurance Rating Bureau, or its successor, allowing Landlord to obtain reduced premium rates for long-tern fire insurance policies, unless Tenant pays the additional cost of the insurance.
     (3) Refrain from any use that would be reasonably offensive to other tenants or owners or users of neighboring premises or that would tend to create a nuisance or damage the reputation of the premises.
     (4) Refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect selected by Landlord.
     (5) Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of Landlord.
     3.3 Hazardous Substances. Tenant shall not cause or permit any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released on or under the Premises. Tenant may use or otherwise handle on the Premises only those Hazardous Substances typically used or sold in the prudent and safe operation of the business specified in Section 4.1. Tenant may store such Hazardous Substances on the Premises only in quantities necessary to satisfy Tenant’s reasonably anticipated needs. Tenant shall comply with all Environmental Laws and exercise the highest degree of care in the use, handling, and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled, or stored on the Premises. On the expiration or termination of this Lease, Tenant shall remove all Hazardous Substances from the Premises introduced on the premises by Tenant or as a result of Tenant’s activities. The term Environmental Law shall mean any federal, state, or local statute, regulation, or ordinance or any judicial or other governmental order pertaining to the protection of health, safety, or the environment. The term Hazardous Substance shall mean any hazardous, toxic, infectious, or radioactive substance, waste, and material as defined or listed by any Environmental Law and shall include, without limitation, petroleum oil and its fractions.

Section 4. Repairs and Maintenance
     4.1 Landlord’s Obligations. Landlord shall be under no obligation to make or perform any repairs, maintenance, replacements, alterations, or improvements on the Premises, this Lease being a triple net lease with all expenses and costs of improvements related to the Property being assumed by Tenant.
     4.2 Tenant’s Obligations. The following shall be the responsibility of Tenant:
     (1) Repair of interior exterior walls, ceilings, doors, windows, and related hardware, light fixtures, switches, and wiring and plumbing.
     (2) Any repairs necessitated by the negligence of Tenant, its agents, employees, and invitees, except as provided in Section 6.2 dealing with waiver of subrogation, but including repairs that would otherwise be the responsibility of Landlord under Section 4.1.
     (3) Ordinary maintenance of the heating and air conditioning system and any repairs necessary because of improper maintenance.
     (4) Any repairs or alterations required under Tenant’s obligation to comply with laws and regulations as set forth in Section 3.2(1).
     (5) All repairs, improvements, or replacement of the roof or parking areas.
     (6) All other repairs to the premises that Landlord is not required to make under Section 4.1.
     (7) Tenant, at its expense, shall keep the Premises (including without limitation the roof and exterior paint) in first-class repair, operating condition, working order, and appearance.
     4.3 Landlord’s Interference with Tenant. In case repairs are made per Paragraph 4.4 , in performing any repairs, replacements, alterations, or other work performed on or around the Premises, Landlord shall not cause unreasonable interference with use of the Premises by Tenant. Tenant shall have no right to an abatement of rent nor any claim against Landlord for any inconvenience or disturbance resulting from Landlord’s activities performed in conformance with the requirement of this provision.
     4.4 Reimbursement for Repairs Assumed. If Tenant fails or refuses to make repairs that are required by this Section 4, Landlord may make the repairs and charge the actual costs of repairs to Tenant. Such expenditures by Landlord shall be reimbursed by Tenant on demand together with interest at the rate of 12% per annum from the date of expenditure by Landlord. Except in an emergency creating an immediate risk of personal injury or property damage, Landlord may perform repairs that are the obligation of the other party and charge the other party for the resulting expense unless at least 10 days before work is commenced, and the defaulting party is given notice in writing outlining with reasonable particularity the repairs required, and such party fails within that time to initiate such repairs in good faith.
     4.5 Inspection of Premises. Landlord shall have the right to inspect the Premises at any reasonable time or times to determine the necessity of repair. Whether or not such inspection is made, the duty of Landlord to make repairs shall not mature until a reasonable time after Landlord has received from Tenant written notice of the repairs that are required.

Section 5. Alterations
     5.1 Alterations Prohibited. Tenant shall make no improvements or alterations on the Premises of any kind without first obtaining Landlord’s written consent. All alterations shall be made in a good and workmanlike manner, and in compliance with applicable laws and building codes. As used herein, alterations includes the installation of computer and telecommunications wiring, cables, and conduit.
     5.2 Alterations Required. The improvements and alterations delineated on the work sheet attached to and made a part of this lease shall be performed by the party designated and within the time stated in the work sheet.
     5.3 Ownership and Removal of Alterations. All improvements and alterations performed on the Premises by either Landlord or Tenant shall be the property of Landlord when installed unless the applicable Landlord’s consent or work sheet specifically provides otherwise. Improvements and alterations installed by Tenant shall, at Landlord’s option, be removed by Tenant and the premises restored unless the applicable Landlord’s consent or work sheet specifically provides otherwise.
Suggested Form of Work Sheet
WORK SHEET
     Attached to and made part of a lease dated                                         , 20___between,                                         , Landlord, and                                         , Tenant.
     The following work is to be done on the Premises by the                                                              at the                                                            ’s expense:
     The work shall be commenced [promptly/ as soon as possible] by                                         , 20___[subject only to delays caused by factors not within the party’s reasonable control].
     Tenant [shall / shall not] be required on termination of the lease to remove the alterations and improvements effected by the above work and to restore the premises to the condition that existed before the work was done.
Landlord:
Tenant:
Section 6. Insurance
     6.1 Insurance Required. Tenant shall keep the Premises insured at Tenant’s expense against fire and other risks covered by a standard fire insurance policy with an endorsement for extended coverage.
     6.2 Waiver of Subrogation. Neither party shall be liable to the other (or to the other’s successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement, and in the event of insured loss, neither party’s insurance company shall have a subrogated claim against the other. This waiver shall be valid only if the insurance policy in question expressly permits waiver of subrogation or if the insurance company agrees in writing that such a waiver will not affect coverage under the policies. Each party agrees to use best efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.
Section 7. Taxes; Utilities
     7.1 Property Taxes. Tenant shall pay as due all taxes on its personal property located on the Premises. Tenant shall pay as due all real property taxes [and special assessments levied against the Premises. As used herein, real property taxes includes any fee or charge relating to the ownership, use, or rental of the Premises, other than taxes on the net income of Landlord or Tenant.
     7.2 Special Assessments. If an assessment for a public improvement is made against the Premises, Landlord may elect to cause such assessment to be paid in installments, in which case all of the installments payable with respect to the lease term shall be treated the same as general real property taxes for purposes of Section 8.1.
     7.3 Contest of Taxes. Tenant shall be permitted to contest the amount of any tax or assessment as long as such contest is conducted in a manner that does not cause any risk that Landlord’s interest in the Premises will be foreclosed for nonpayment. Landlord shall cooperate in any reasonable manner with such contest by Tenant.
     7.4 Proration of Taxes. Tenant’s share of real property taxes and assessments for the years in which this lease commences or terminates shall be prorated based on the portion of the tax year that this lease is in effect.
     7.5 New Charges or Fees. If a new charge or fee relating to the ownership or use of the Premises or the receipt of rental therefrom or in lieu of property taxes is assessed or imposed, then, to the extent permitted by law, Tenant shall pay such charge or fee. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied on the net income derived by Landlord from this lease.
     7.6 Payment of Utilities Charges. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Premises, including (but not limited to) charges for fuel, water, gas, electricity, sewage disposal, power, refrigeration, air conditioning, telephone, and janitorial services. If any utility services are provided by or through Landlord, charges to Tenant shall be comparable with prevailing rates for comparable services. If the charges are not separately metered or stated, Landlord shall apportion the charges on an equitable basis, and Tenant shall pay its apportioned share on demand.
Section 8. Damage and Destruction
     8.1 Partial Damage. If the Premises are partly damaged and Section 8.2 does not apply, the Premises shall be repaired by Landlord at Landlord’s expense. Repairs shall be accomplished with all reasonable dispatch subject to interruptions and delays from labor disputes and matters beyond the control of Landlord and shall be performed in accordance with the provisions of Section 4.3.

     8.2 Destruction. If the Premises are destroyed or damaged such that the cost of repair exceeds 25% of the value of the structure before the damage, either party may elect to terminate the lease as of the date of the damage or destruction by notice given to the other in writing not more than 45 days following the date of damage. In such event all rights and obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid amounts paid by Tenant and attributable to the anticipated term. If neither party elects to terminate, Landlord shall proceed to restore the Premises to substantially the same form as prior to the damage or destruction. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and matters beyond Landlord’s reasonable control.
     8.3 Rent Abatement. Rent shall be not be abated during the repair of any damage to the extent the premises are untenantable.
     8.4 Damage Late in Term. If damage or destruction to which Section 9.2 would apply occurs within one year before the end of the then-current lease term, Tenant may elect to terminate the lease by written notice to Landlord given within 30 days after the date of the damage. Such termination shall have the same effect as termination by Landlord under Section 9.2.
Section 9. Eminent Domain
     9.1 Partial Taking. If a portion of the Premises is condemned and Section 9.2 does not apply, the lease shall continue on the following terms:
     (1) Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.
     (2) Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.
     (3) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the Premises in anticipation of taking, the rent shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking. If the parties are unable to agree on the amount of the reduction of rent, the amount shall be determined by arbitration in the manner provided in Section 17.
     (4) If a portion of Landlord’s property not included in the Premises is taken, and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of activity by a public body not involving a physical taking of any portion of the Premises, this shall be regarded as a partial condemnation to which Sections 9.1(1) and 9.1(3) apply, and the rent shall be reduced to the extent of reduction in rental value of the Premises as though a portion had been physically taken.
     9.2 Total Taking. If a condemning authority takes all of the Premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use that Tenant was then making of the premises, the lease shall terminate as of the date the title vests in the condemning authorities. Such termination shall have the same effect as a termination by Landlord under Section 8.2. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.
     9.3 Sale in Lieu of Condemnation.. Sale of all or part of the premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 10 as a taking by condemnation.
Section 10. Liability and Indemnity
     11.0 Liens
     (1) Tenant shall pay as due all claims for work done on and for services rendered or material furnished to the Premises, and shall keep the Premises free from any liens. If Tenant fails to pay any such claims or to discharge any lien, Landlord may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of 12% per annum from the date expended by Landlord and shall be payable on demand. Such action by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenant’s default.
     (2) Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, as long as Landlord’s property interests are not jeopardized. If a lien is filed as a result of nonpayment, Tenant shall, within 10 days after knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure sale under the lien.
     10.2 Indemnification. Tenant shall indemnify and defend Landlord from, and reimburse Landlord for, any cost, claim, loss, or liability suffered directly or from a third-party claim arising out of or related to any activity of Tenant on the Premises or any condition of the Premises in the possession or under the control of Tenant including any such cost, claim, loss, or liability that may be caused or contributed to in whole or in part by Landlord’s own negligence or failure to effect any repair or maintenance required by this lease /and including without limitation any cost, claim, loss, or liability suffered directly or from a third-party claim for damage to the Premises or any other persons or property arising out of or related to Tenant’s failure to comply with Section 4.3. Landlord shall have no liability to Tenant for any injury, loss, or damage caused by third parties, or by any condition of the Premises . Tenant’s indemnification shall include indemnification from occupancy under prior leases, but shall not include indemnification from conditions pre-existing original occupancy of the premises by Tenant.
     Landlord shall have no liability for the failure or interruption of utilities and in no event for lost profits or consequential damages.

     10.3 Liability Insurance. Before going into possession of the Premises, Tenant shall procure and thereafter during the term of the lease shall continue to carry the following insurance at Tenant’s cost: comprehensive general liability insurance in a responsible company with limits of not less than $1,000,000 for injury to one person, $2,000,000 for injury to two or more persons in one occurrence, and $3,000,000 for damage to property, commercial general liability policy (occurrence version) in a responsible company with coverage for bodily injury and property damage liability, personal and advertising injury liability, and medical payment with a general aggregate limit of not less than $1,000,000 and a per occurrence limit of not less than $2,000,000. Such insurance shall cover all risks arising directly or indirectly out of Tenant’s activities on or any condition of the premises whether or not related to an occurrence caused or contributed to by Landlord’s negligence. Such insurance shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under Section 11.2, and shall name Landlord as an additional insured. Certificates evidencing such insurance and bearing endorsements 10 days’ written notice to Landlord before any change or cancellation shall be furnished to Landlord before Tenant’s occupancy of the property. Tenant shall also provide an overall umbrella policy in the amount of $5,000,000.
     Landlord shall be named as additional insured under such policies and proof of insurance provided.
Section 11. Quiet Enjoyment; Mortgage Priority
     11.1 Landlord’s Warranty. Landlord warrants that it is the owner of the Premises and has the right to lease them. Landlord will defend Tenant’s right to quiet enjoyment of the Premises from the lawful claims of all persons during the lease term.
     11.2 Estoppel Certificate. Either party will, within 20 days after notice from the other, execute and deliver to the other party a certificate stating whether or not this lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive on the party from whom the certificate was requested that the lease is in full force and effect and has not been modified except as represented in the notice requesting the certificate.
Section 12. Assignment and Subletting
     No part of the Premises may be assigned, mortgaged, or subleased, nor may a right of use of any portion of the property be conferred on any third person by any other means, without the prior written consent of Landlord. This provision shall apply to all transfers by operation of law. If Tenant is a corporation or partnership, this provision shall apply to any transfer of a majority voting interest in stock or partnership interest of Tenant. No consent in one instance shall prevent the provision from applying to a subsequent instance. Landlord shall not unreasonably delay consent and shall give consent under circumstances where withholding it shall be unreasonable. In determining whether to consent to assignment Landlord may consider the following factors: financial ability of assignee; business experience of assignee; benefits or detriment to Widmer Brothers Brewing Company.
Section 13. Default
     The following shall be events of default:
     13.1 Default in Rent. Failure of Tenant to pay any rent or other charge within 10 days after it is due. Landlord shall be required to give only two written notices within a twelve month period; thereafter, no written notice is required.
     13.2 Default in Other Covenants. Failure of Tenant to comply with any term or condition or fulfill any obligation of the lease (other than the payment of rent or other charges) within 20 days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the 20-day period, this provision shall be complied with if Tenant begins correction of the default within the 20-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.
     13.3 Insolvency. Insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of any involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within 30 days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within 10 days shall constitute a default. If Tenant consists of two or more individuals or business entities, the events of default specified in this Section 14.3 shall apply to each individual unless within 10 days after an event of default occurs, the remaining individuals produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default the lease has been assigned, the events of default so specified shall apply only with respect to the one then exercising the rights of Tenant under the lease.
     13.4 Abandonment. Failure of Tenant for 10 days or more to occupy the Premises for one or more of the purposes permitted under this lease, unless such failure is excused under other provisions of this lease.
Section 14. Remedies on Default
     14.1 Termination. In the event of a default the lease may be terminated at the option of Landlord by written notice to Tenant. Whether or not the lease is terminated by the election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default, and Landlord may reenter, take possession of the premises, and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender.

     14.2 Reletting. Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in the lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant that Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this lease, on any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.
     14.3 Damages. In the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the lease term, the following amounts as damages:
     (1) The loss of rental from the date of default until a new tenant is, or with the exercise of reasonable efforts could have been, secured and paying out.
     (2) The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal of Tenant’s property and fixtures, costs incurred under Section 14.5, or any other expense occasioned by Tenant’s default including but not limited to, any remodeling or repair costs, attorney fees, court costs, broker commissions, and advertising costs.
     (3) Any excess of the value of the rent and all of Tenant’s other obligations under this lease over the reasonable expected return from the premises for the period commencing on the earlier of the date of trial or the date the premises are relet, and continuing through the end of the term. The present value of future amounts will be computed using a discount rate equal to the prime loan rate of major Oregon banks in effect on the date of trial.
     14.4 Right to Sue More than Once. Landlord may sue periodically to recover damages during the period corresponding to the remainder of the lease term, and no action for damages shall bar a later action for damages subsequently accruing.
     14.5 Landlord’s Right to Cure Defaults. If Tenant fails to perform any obligation under this lease, Landlord shall have the option to do so after 30 days’ written notice to Tenant. All of Landlord’s expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the rate of 12% annum from the date of expenditure by Landlord. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.
     14.6 Remedies Cumulative. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.
Section 15. Surrender at Expiration
     15.1 Condition of Premises. On expiration of the lease term or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the Premises in original condition and for all buildings they shall be broom clean. A1 other areas used as parking lots shall be free of all debris and all fences shall be in good order. Alterations constructed by Tenant with permission from Landlord shall not be removed or restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for the purpose for which the Premises are leased shall be excepted but repairs for which Tenant is responsible shall be completed to the latest practical date before such surrender. Tenant’s obligations under this section shall be subordinate to the provisions of Section 9 relating to destruction.
     15.2 Fixtures
     (1) All fixtures placed on the Premises during the term, other than Tenant’s trade fixtures, shall, at Landlord’s option, become the property of Landlord. If Landlord so elects, Tenant shall remove any or all fixtures that would otherwise remain the property of Landlord, and shall repair any physical damage resulting from the removal. If Tenant fails to remove such fixtures, Landlord may do so and charge the cost to Tenant with interest at the legal rate from the date of expenditure.
     (2) Before expiration or other termination of the lease term, Tenant shall remove all furnishings, furniture, and trade fixtures that remain its property. If Tenant fails to do so, this failure shall be an abandonment of the property, and Landlord may retain the property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within 20 days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant’s account. Tenant shall be liable to Landlord for the cost of removal, transportation to storage, and storage, with interest at the legal rate on all such expenses from the date of expenditure by Landlord.
     15.3 Holdover
     (1) If Tenant does not vacate the Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month to month, subject to all of the provisions of this lease except the provisions for term and renewal [and at a rental rate equal to 150% of the rent last paid by Tenant during the original term], or to eject Tenant from the Premises and recover damages caused by wrongful holdover. Failure of Tenant to remove fixtures, furniture, furnishings, or trade fixtures that Tenant is required to remove under this lease shall constitute a failure to vacate to which this section shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant.
     (2) If a month-to-month tenancy results from a holdover by Tenant under this Section 16.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than 10 days before the termination date which shall be specified in the notice. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.
Section 16. Miscellaneous
     16.1 Nonwaiver. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party’s right to require strict performance of the same provision in the future or of any other provision. The acceptance of a late payment of rent shall not waive the failure to perform an obligation under this Lease except for the failure to pay the rent so accepted when due and shall not affect Landlord’s remedies for failure to perform such other obligations.
     16.2 Attorney Fees. If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees at trial, on petition for review, and on appeal.
     16.3 Notices. Any notice required or permitted under this lease shall be given when actually delivered or 48 hours after deposited in United States mail as certified mail addressed to the address first given in this lease or to such other address as may be specified from time to time by either of the parties in writing.
     16.4 Succession. Subject to the above-stated limitations on transfer of Tenant’s interest, this lease shall be binding on and inure to the benefit of the parties and their respective successors and assigns.
     16.5 Recordation. This lease shall not be recorded without the written consent of Landlord.
     16.6 Entry for Inspection. Landlord shall have the right to enter on the Premises at any time to determine Tenant’s compliance with this lease, to make necessary repairs to the building or to the Premises, or to show the Premises to any prospective tenant or purchaser, and in addition shall have the right, at any time during the last two months of the term of this lease, to place and maintain on the Premises notices for leasing or selling of the Premises.
     16.7 Interest on Rent and Other Charges. Any rent or other payment required of Tenant by this lease shall, if not paid within 10 days after it is due, bear interest at the rate of 12% per annum (but not in any event at a rate greater than the maximum rate of interest permitted by law) from the due date until paid. In addition, if Tenant fails to make any rent or other payment required by this lease to be paid to Landlord within five days after it is due, Landlord may elect to impose a late charge of five cents per dollar of the overdue payment to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge on demand by Landlord. Landlord may levy and collect a late charge in addition to all other remedies available for Tenant’s default, and collection of a late charge shall not waive the breach caused by the late payment.
     16.8 Proration of Rent. In the event of commencement or termination of this lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default all prepaid rent shall be refunded to Tenant or paid on its account.
     16.9 Time of Essence. Time is of the essence of the performance of each of Tenant’s obligations under this lease.

Section 17. Arbitration
     17.1 Disputes to Be Arbitrated. If any dispute arises between the parties [regarding a matter that this lease says should be arbitrated, or regarding to any other question involving apportionment or valuation], either party may request arbitration and appoint as an arbitrator an independent real estate appraiser having knowledge of valuation of rental properties comparable to the premises. The other party shall also choose an arbitrator with such qualifications, and the two arbitrators shall choose a third. If the choice of the second or third arbitrator is not made within 10 days of the choosing of the prior arbitrator, then either party may apply to the presiding judge of the judicial district where the premises are located to appoint the required arbitrator.
     17.2 Procedure for Arbitration. The arbitrator shall proceed according to the Oregon statutes governing arbitration, and the award of the arbitrators shall have the effect therein provided. The arbitration shall take place in the county where the leased premises are located. Costs of the arbitration shall be shared equally by the parties, but each party shall pay its own attorney fees incurred in connection with the arbitration.

Landlord: Widmer Brothers, LCC
BY: /s/ Rob Widmer 12/18/07
Member
Tenant: Widmer Brothers Brewing
Company
By: /s/ Rich Shawen 2/18/07
Title: VP—Finance

Order Number: 200601737
EXHIBIT “A”
A tract of land in the southwest quarter of Section 27, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being described by that deed to Reiko Seger recorded December 31, 1997 in Document. No. 97-201660, Multnomah County Records and more fully described as follows:
Part of Lots 17 and 18, including part of vacated street in Block 54, ALBINA, in the City of Portland, County of Multnomah and State of Oregon, described as follows:
Commencing at the Northwest corner of Block 53, ALBINA, as recorded in Book I, Page 4 on May 28, 1873; thence Westerly along the Westerly extension of the Northerly line of said Block 53, a distance, of 75 feet to the point of beginning of the tract to be described; thence Southerly 50 feet, more or less, to a point on the Westerly extension of the South line of Lot 1, Block 53, said point lying Westerly a distance of 73 feet from the Southwest corner of Lot 1; thence Southeasterly along the arc of a 205 foot radius curve to the left a distance of 51 feet, more or less, to a point on the Westerly extension of the South line of Lot 2, Block 53, said point lying Westerly a distance of 64 feet, more or less, from the Southwest corner of said Lot 2; thence Easterly along the Westerly extension of the South line of said Lot 2, Block 53, 34 feet, more or less, to a point lying Westerly 30 feet from the Southwest corner of said Lot 2, Block 53; thence Northerly parallel with and 30 feet Westerly from the West line of Block 53, a distance of 100 feet to a point on the Westerly extension of the Northerly line of said Block 53, thence Westerly along said line 45 feet to the point of beginning.